Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Noble Energy, Inc. dated July 29, 2005, of our reports dated February 23, 2005, relating to the financial statements of Patina Oil & Gas Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the annual report on Form 10-K of Patina Oil & Gas Corporation for the year ended December 31, 2004.

Denver, CO 80202
July 27, 2005